WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE
---------------------                                    John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                     Contact:  Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000




   WERNER ENTERPRISES REPORTS FIRST QUARTER 2008 REVENUES AND EARNINGS

Omaha, Nebraska, April 16, 2008:
---------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2008.

     Revenues increased 2% to $512.8 million in first quarter 2008 compared to $503.9 million in first quarter 2007. Revenues, excluding trucking fuel surcharges, declined 6% to $417.0 million in first quarter 2008 compared to $443.5 million in first quarter 2007. Earnings per share decreased 43% to $.12 per share in first quarter 2008 compared to $.21 in first quarter 2007.

     Unprecedented high diesel fuel prices, continued softness of freight demand, weaker demand in the used equipment sales market, and worse than normal winter weather conditions created the most challenging quarterly period in many years for Werner and the truckload industry in first quarter 2008. The worse than normal winter weather conditions contributed to higher than anticipated truck maintenance repairs, equipment related costs and higher insurance expense. The freight demand softness was by far the most significant in the medium-to-long-haul Van fleet, a fleet that Werner reduced by approximately 850 trucks since mid-March 2007. We were encouraged that freight demand in Werner's Regional and Expedited fleets was about the same on a year-over-year basis, considering the slowing economic conditions. While overall pre-booked percentages of loads to trucks remained lower on a year-over-year basis throughout first quarter 2008 compared to the first quarters of the previous five years, Werner experienced the typical month-to-month seasonal improvement in freight demand as first quarter 2008 developed. Pre-booked percentages for the first two weeks of April 2008 compared to the first two weeks of April 2007 were lower than the comparison for first quarter 2008 to first quarter 2007 for the medium-to-long-haul Van fleet. Pre-booked percentages for the first two weeks of April 2008 in Werner's Regional and Expedited fleets continue to be at or above prior years' levels.

     The continuing softness in the housing and automotive sectors that are not large markets for Werner, caused carriers that serve these markets to compete more aggressively in the consumer non-durable markets principally served by Werner. In addition, slowing economic growth and retail inventory tightening also contributed to lower freight demand. These factors and the significant increase in truck supply caused by the industry truck pre-buy prior to the 2007 engine regulation change led to a very competitive market in first quarter 2008.

     Werner made significant progress in a difficult truckload market by increasing miles per tractor by 3.7% and revenue per total mile by 0.6% in first quarter 2008 compared to first quarter 2007. Werner employees worked extremely hard to produce improved asset utilization and outstanding customer service, while at the same time tightly managing our controllable costs. In addition, our expanding Werner Value Added Services ("VAS") logistics division produced continued strong results and improved operating income by 25%. We sincerely appreciate and respect the superb performance of the entire Werner team during these challenging times. We are confident that with our rock solid balance sheet and industry-leading workforce, Werner is well positioned to capitalize on the opportunities ahead.

     Compared to the same month in the prior year, diesel fuel costs were 88 cents per gallon higher in January 2008, 92 cents per gallon higher in February 2008, and 117 cents per gallon higher in March 2008. Due to the rapid increase in diesel fuel prices during first quarter 2008, there was a lag between the timing of the fuel cost increase and the delayed recovery of fuel surcharge revenues that caused the Company's fuel surcharge recovery percentage to fall below the typical recovery rate during first quarter 2008. For the first 16 days of April 2008 compared to the same period in 2007, average fuel prices increased 110 cents per gallon.

     Diesel fuel prices rose faster than gasoline prices during first quarter 2008, due to rising refining costs for diesel fuel and declining refining costs for gasoline. The on-highway diesel fuel price per gallon was approximately 20% higher than the retail gasoline price per gallon during first quarter 2008, the highest difference in the last 8 years.

     As we have stated previously, Werner and the truckload industry as a whole does not recover the entire increase in the cost of fuel through its fuel surcharge programs. In the past, we negotiated higher rates with customers to obtain recovery for the fuel expense shortfall in base rates per mile. However, with the softer freight market, we have been unable to recover the fuel expense shortfall in base rates. As a result, increases in the cost of fuel are expected to continue to impact our earnings per share until such time as freight market conditions allow us to recover this shortfall from customers.

     During first quarter 2008, the Company intensified its focus on the controllable aspects of fuel expense by implementing numerous initiatives to improve fuel efficiency. The early signs of progress are very encouraging. These initiatives include reducing truck idle time, lowering non-billable miles, and continuing to increase the percentage of aerodynamic, more fuel efficient trucks in our fleet.

     Diesel fuel prices reached nearly $4.00 per gallon during March 2008. For longer haul shipments over 1,000 miles per trip, the Company observed a mode shift for some shipments from truckload to rail intermodal. Even though on-time delivery service percentages are generally significantly higher for truckload shipments than rail intermodal shipments, the higher price of diesel fuel impacts truckload carrier costs and rates more significantly than it does rail intermodal providers. As a result, the Company believes that some price-sensitive shippers have been shifting a greater portion of their long-haul freight from truckload to rail intermodal in recent months. The Company believes this has contributed to the more significant decline in freight demand in the longer haul truckload market. The Company already proactively adapted to this mode shift by reducing the number of trucks in its medium-to-long-haul Van fleet.

     In our fourth quarter 2007 earnings release, we commented on the changing trends in the freight market that affected freight demand in the longer haul market over the last decade. Examples of these trends include the regionalization of freight by large box retailers, the rapid growth of products shipped through ports using ocean containers that carry goods intact in the domestic U.S. market, and the growth of intermodal services. Werner has reduced its exposure to the longer haul market and increased its asset base in the more attractive, shorter haul Regional and Dedicated markets and the high-service Expedited market.

     The Company believes that the continuation of a softer freight market and high diesel fuel prices are making it increasingly more difficult for highly leveraged truckload carriers to remain in business. An acceleration of trucking company failures combined with a low level of Class 8 truck builds may gradually improve the supply and demand balance in the truckload industry over the next few quarters.

     The driver market, while always challenging, remained less difficult than a year ago. Normally going into the spring season, the driver market is very difficult due to seasonal construction and housing jobs that become available with improving weather conditions. The current weakness in these industries and other factors are helping improve the Company's driver availability.

     The ongoing diversification of our service offerings away from the medium-to-long-haul Van fleet to Dedicated, Regional, Expedited, North America International and logistics through our VAS division helped soften the impact of a weaker freight market in first quarter 2008, while providing increased service offerings to our customers. Werner intends to continue to diversify and grow Dedicated, Regional, Expedited, North America International and VAS.

     Werner began to take delivery of new aerodynamic trucks in first quarter 2008. Werner anticipates that the expected low levels of industry truck builds in upcoming months will gradually bring Class 8 truck supply more in balance with freight demand.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies in the U.S., and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, decreased to $3.7 million in first quarter 2008 compared to $6.2 million in first quarter 2007. In first quarter 2008, the Company realized lower gains per truck and per trailer sold and sold fewer trailers due to the effect of the softer freight market and high fuel prices. Based on current freight and fuel conditions, the Company anticipates that gains on sales of equipment for second quarter 2008 will be lower than the gains realized in first quarter 2008 and could continue to be lower in future quarterly periods if the current freight and fuel conditions do not improve. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     To provide shippers with additional sources of managed capacity and network analysis, the Company is continuing to successfully grow its non-asset based and asset-backed VAS division. VAS includes Brokerage, Freight Management, Intermodal, and Werner Global Logistics international business.


Value Added Services (amounts in 000's)        1Q08                 1Q07
---------------------------------------  ----------------     ----------------
Revenues                                 $62,186   100.0%     $69,877   100.0%
Rent and purchased transportation
  expense                                 52,679    84.7       61,929    88.6
                                         -------              -------
Gross margin                               9,507    15.3        7,948    11.4
Other operating expenses                   5,840     9.4        5,008     7.2
                                         -------              -------
Operating income                          $3,667     5.9       $2,940     4.2
                                         =======              =======


     VAS had an 11% decline in reported revenues (as explained below), 20% gross margin growth, and 25% operating income growth in first quarter 2008 compared to first quarter 2007. Beginning in third quarter 2007, we negotiated with a large VAS customer a structural change to its continuing arrangement that resulted in a reduction in VAS revenues and VAS rent and purchased transportation expense of $18.4 million from first quarter 2007 to first quarter 2008. This change had no impact on the dollar amount of VAS gross margin or operating income. Excluding the affected revenues for this customer, VAS revenues grew 21% in first quarter 2008 compared to first quarter 2007.

     Brokerage continued to produce strong results with 19% revenue growth and improved operating margins. Brokerage is generating an annualized revenue run rate of $135 million with a carrier base of over 8,400 qualified carriers. Freight Management continues to secure new VAS business that is generating growth across all Company business units. Intermodal revenues were flat but showed improved operating margins. Werner Global Logistics continues to generate solid growth and improving results.

     A comparison of the Company's truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for first quarters 2008 and 2007 is shown below.



Operating Ratios                      1Q08         1Q07        Difference
----------------                    --------     --------      ----------
Truckload Transportation Services     97.4%        93.6%           3.8%
Value Added Services                  94.1         95.8           (1.7)


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for first quarter 2008 and first quarter 2007 is 97.9% and 94.5%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     The Company's financial position remains strong. The Company ended the quarter with no debt and $77.9 million of cash. Stockholders' equity is $837.8 million, or $11.90 per share. During first quarter
2008, the Company purchased 250,000 shares of its stock at an average share price of $17.94.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                              Quarter         % of          Quarter         % of
                               Ended        Operating        Ended        Operating
                              3/31/08       Revenues        3/31/07       Revenues
                            -----------     ---------     -----------     ---------
Operating revenues             $512,787         100.0        $503,913         100.0
                            -----------     ---------     -----------     ---------
Operating expenses:
   Salaries, wages and
     benefits                   143,187          27.9         150,521          29.9
   Fuel                         123,836          24.2          89,085          17.7
   Supplies and maintenance      40,509           7.9          39,591           7.9
   Taxes and licenses            28,265           5.5          30,163           6.0
   Insurance and claims          24,732           4.8          24,205           4.8
   Depreciation                  41,796           8.2          42,557           8.4
   Rent and purchased
     transportation              94,463          18.4         100,215          19.9
   Communications and
     utilities                    5,239           1.0           5,092           1.0
   Other                         (2,658)         (0.5)         (4,782)         (1.0)
                            -----------     ---------     -----------     ---------
      Total operating
        expenses                499,369          97.4         476,647          94.6
                            -----------     ---------     -----------     ---------
Operating income                 13,418           2.6          27,266           5.4
                            -----------     ---------     -----------     ---------

Other expense (income):
   Interest expense                   3           0.0           1,336           0.3
   Interest income               (1,073)         (0.2)         (1,051)         (0.2)
   Other                             51           0.0              72           0.0
                            -----------     ---------     -----------     ---------
      Total other expense
        (income)                 (1,019)         (0.2)            357           0.1
                            -----------     ---------     -----------     ---------

Income before income taxes       14,437           2.8          26,909           5.3
Income taxes                      6,062           1.2          11,241           2.2
                            -----------     ---------     -----------     ---------
Net income                       $8,375           1.6         $15,668           3.1
                            ===========     =========     ===========     =========

Diluted shares outstanding       71,377                        76,216
                            ===========                   ===========
Diluted earnings per share         $.12                          $.21
                            ===========                   ===========


                                             OPERATING STATISTICS
                                Quarter Ended                    Quarter Ended
                                   3/31/08         % Change         3/31/07
                                -------------     ----------     -------------
Trucking revenues, net of
  fuel surcharge (1)                 $348,424          -4.9%          $366,306
Trucking fuel surcharge
  revenues (1)                         95,769          58.6%            60,383
Non-trucking revenues,
  including VAS (1)                    64,119         -12.1%            72,951
Other operating revenues (1)            4,475           4.7%             4,273
                                -------------                    -------------
     Operating revenues (1)          $512,787           1.8%          $503,913
                                =============                    =============

Average monthly miles per
  tractor                               9,868           3.7%             9,519
Average revenues per total
  mile (2)                             $1.453           0.6%            $1.444
Average revenues per loaded
  mile (2)                             $1.684           0.5%            $1.676
Average percentage of empty
  miles                                 13.72%         -0.9%             13.84%
Average trip length in
  miles (loaded)                          542          -5.2%               572
Total miles (loaded and
  empty) (1)                          239,744          -5.5%           253,714
Average tractors in service             8,099          -8.8%             8,884
Average revenues per
  tractor per week (2)                 $3,309           4.3%            $3,172
Capital expenditures, net (1)         $25,388                          $31,564
Cash flow from operations (1)         $80,046                          $68,056
Return on assets
  (annualized)                            2.5%                             4.3%
Total tractors (at quarter
  end)
     Company                            7,315                            7,976
     Owner-operator                       765                              824
                                -------------                    -------------
          Total tractors                8,080                            8,800

Total trailers (truck and
  intermodal, quarter end)             24,950                           25,160


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                 BALANCE SHEET DATA
                                         (In thousands, except share amounts)

                                          3/31/08                 12/31/07
                                        -----------              -----------
                                        (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                $77,920                  $25,090
   Accounts receivable, trade, less
     allowance of $9,939 and $9,765,
     respectively                           205,197                  213,496
   Other receivables                         14,551                   14,587
   Inventories and supplies                  10,248                   10,747
   Prepaid taxes, licenses                   12,576                   17,045
     and permits
   Current deferred income taxes             29,807                   26,702
   Other current assets                      22,707                   21,500
                                        -----------              -----------
      Total current assets                  373,006                  329,167
                                        -----------              -----------

Property and equipment                    1,605,363                1,605,445
Less - accumulated depreciation             647,124                  633,504
                                        -----------              -----------
      Property and equipment, net           958,239                  971,941
                                        -----------              -----------

Other non-current assets                     19,386                   20,300
                                        -----------              -----------

                                         $1,350,631               $1,321,408
                                        ===========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                         $63,542                  $49,652
   Insurance and claims accruals             77,534                   76,189
   Accrued payroll                           22,677                   21,753
   Other current liabilities                 26,767                   19,395
                                        -----------              -----------
      Total current liabilities             190,520                  166,989
                                        -----------              -----------

Other long-term liabilities                   7,265                   14,165

Insurance and claims accruals,
  net of current portion                    114,000                  110,500

Deferred income taxes                       201,088                  196,966

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     70,385,013 and 70,373,189 shares
     outstanding, respectively                  805                      805
   Paid-in capital                           99,711                  101,024
   Retained earnings                        928,266                  923,411
   Accumulated other comprehensive
     loss                                       476                     (169)
   Treasury stock, at cost; 10,148,523
     and 10,160,347 shares,
     respectively                          (191,500)                (192,283)
                                        -----------              -----------
      Total stockholders' equity            837,758                  832,788
                                        -----------              -----------
                                         $1,350,631               $1,321,408
                                        ===========              ===========


     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico, Asia, Europe and South America. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier, and IATA Accredited Cargo Agent.

     Werner Enterprises' common stock trades on The NASDAQ Global Select
MarketSM  under  the  symbol  WERN.   The  Werner  website  address   is
www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available to the Company's management and are current only as of the date made. For that reason, undue reliance should not be placed on any such forward-looking statement. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted. Any such updates or revisions may be made by filing reports with the Securities and Exchange Commission, issuing press releases or by other methods of public disclosure.